UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2006
WINTRUST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of Incorporation)	0-21923 (Commission File Number)	36-3873352 (I.R.S. Employer Identification No.)

727 North Bank Lane Lake Forest, Illinois (Address of principal executive offices)		60045 (Zip Code)
Registrant’s telephone number, including area code (847) 615-4096
Not Applicable
(Former name or former address, if changed since last year)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     2005 Bonus. The Board of Directors (the “Board”) of Wintrust Financial Corporation (the “Company”), based on the recommendation of the Compensation Committee, authorized the payment of annual bonus awards under the Company’s 1997 Stock Incentive Plan (the “Plan”) to the Company’s executive officers for the year ended December 31, 2005. The Compensation Committee recommended awards based on its assessment of the Company’s and each executive’s performance measured against previously set financial and business objectives. The shares of restricted stock awarded vest on the first anniversary of the original award. The following table sets forth the awards to the executive officers who will be included as Named Executive Officers in the Company’s 2006 Proxy Statement.

Name	Cash Bonus	Stock Bonus	Total Bonus
Edward J. Wehmer	0	$250,000	$250,000
David A. Dykstra	0	$200,000	$200,000
Richard B. Murphy	0	$91,300	$91,300
Robert F. Key	0	$66,000	$66,000
David L. Stoehr	0	$66,000	$66,000
John Fleshood	0	$40,000	$40,000
     2006 Base Salary. On January 26, 2006, the Board approved, based on the recommendation of the Compensation Committee, base salaries in the amounts indicated below, effective as of February 1, 2006, for those executives who will be included as Named Executive Officers in the Company’s 2006 Proxy Statement:

Name	Base Salary
Edward J. Wehmer	$675,000
David A. Dykstra	$490,000
Richard B. Murphy	$269,000
Robert F. Key	$245,000
David L. Stoehr	$210,000
John Fleshood	$265,000
     2006 Retention Award. On January 26, 2006, the Board approved, based on the recommendation of the Compensation Committee, special retention awards of restricted stock (the “Retention Awards”) under the Plan to Messr. Wehmer, Dykstra and Stoehr, in the amounts indicated below. The Retention Awards to Messr. Wehmer and Dykstra vest on fourth anniversary of the date of grant and the Retention Award to Mr. Stoehr vests on the second anniversary of the date of grant.

Name	Shares of Restricted Stock
Edward J. Wehmer	5,000
David A. Dykstra	35,000
David L. Stoehr	1,500
     The Company will provide additional information regarding compensation of its executive officers in its Proxy Statement for the 2006 Annual Meeting of Shareholders.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION (Registrant)
By:	/s/ David A. Dykstra
David A. Dykstra
Senior Executive Vice President and Chief Operating Officer

Date: January 31, 2006

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